Exhibit 99.2

FY2019 Annual Prepared Remarks

May 6, 2019

Prepared Remarks by Solomon Lee, CEO

Financial results are summarized in the section below. The Company’s 10-K provides a detailed picture of the Company’s history, operations, finances, performance, and strategies. Investors are encouraged to look through it, accessible through the Company’s website.

2018 was a transitional year, bridging the company from losses and other difficulties in 2017 into a smaller, focused set of businesses much better enabled to resume top and bottom line growth in 2019, though challenges remain.

In last quarter’s prepared remarks, I said, “in many respects 2018 shaped up as a reset year, leading to 2019 as a “turnaround rebirth” year … As we’ve communicated repeatedly, the Company faced a confluence of headwinds in 2017, which bled into 2018. Financial losses in 2017 led to what we are now calling “legacy debt,” and in turn to an unintended overreliance on equity financing. On the positive side, we initiated financial discipline; restricted capital expenditures; and produced some non-operational income, resulting in stabilized revenue with positive income. The business is smaller in 2018 than it was in 2017, but well positioned to be bigger in 2019. I fully expect a return to year over year positive revenue comparisons in 2019.”

That characterization deserves further explanation to give shareholders as clear a picture as we can, aided by the ensuing several months since it was said. Indeed, the summary remarks still hold true. We expect year over year growth in 2019, and we remain confident that by meeting baseline projections; we will adequately cover obligations if the pace of repayment remains similar to current or tied to expected improving cash flow; we will see improving profitability; cash flow will improve -- all to a modest level -- and we will not need to issue common equity shares, as was done in the past. In essence our restructuring of businesses and restriction of capital expenditures is working for these goals. There are several major variables that will affect this success going forward, the majority of which provide upside potential. These variables include the degree of operational financial success of all businesses, with particular weight for Tri-way, our equity investee; the required pace of debt repayment; the ability to redeploy available cash flow in an accretive manner; and the ability to procure investment capital.

Last quarter, I also stated: “Having eliminated or restructured all SIAF business segments to run more smoothly, with limited to no capital expenditure, we are free to prioritize Tri-way’s business, focusing thorough attention there. Tri-way’s aquaculture farms already have basic and essential infrastructure and capacity to generate sustained growth steadily, exceeding the growth potential all other business segments combined without substantial external funding.”

While we have plans for all business segments, we have made concentrated progress at Tri-way, with plans to capitalize in a stepwise manner. We got the new trading business underway in the fourth quarter of 2018, and reached monthly sales of USD 2.5M in March 2019. Like fish and prawn sales, the ability to scale operations is there, the degree to which is dependent on the synergistic relation between growing operations organically and procuring credit lines or longer-term loans. In other words, proving continued and growing financial success begets increased working capital that begets further growth. This is because the infrastructure is already in place, and the processes are sufficiently refined.

Tri-way contributed USD 14M net income to SIAF’s interest in 2018, USD 2M more than 2017. This came vastly from aquafarms 1-3 and open dams. Aquafarms 4 and 5 have had disappointing results to date, due to a plethora of issues, technical and managerial. Addressing these issues have yielded trial success in 2019, part of what we mean by “reset” and “rebirth” years. We went back to the drawing board to determine the best way to capitalize on AF4’s and AF5’s vast potential. We have had great success in a trial introducing our recirculating aquaculture systems to a limited area of open dams. We are now applying the same systematic approach to 26 open dams at AF4, which when complete, project USD 35M in annual revenue, if results are similar to trial results. Tri-way is actively engaged in procuring a loan of USD 2M to accelerate the necessary retrofitting and reconstruction.

This is one project, demonstrating a walk before you run approach, very likely to show positive growth using organic cash flow. There are similar plans to generate incremental revenue from the indoor tanks, also growing Mexican White Prawns, pending further facility revitalization and seed working capital. We have demonstrated improved feed conversion rates and quicker inventory turns, such that financial projections at scale are quite attractive. The speed at which we get there is contingent on generating working capital from all aquafarms to invest in achieving these results. But even a slow and steady approach will generate incremental revenue and cash flow to reinvest and quicken the pace.

This is not to say that we are limited to internally generated cash flow, though that has been the case to date. While emphasizing that we need to move conservatively to protect against any downside to baseline projections, we are simultaneously pursuing steps to quicken the walking pace, if not yet to a run, to a justified jog.

Frankly, the Company has been disappointed by the lack of finalized financings. The goal posts change rather routinely. We have responded by persevering through the processes, and are in active talks, with applications to 13 separate potential financings. All loan avenues entail predicate action on our part, in terms of guarantees, collateral, sometimes operational details satisfying tax agency and other regulations (for instance properly domiciled headquarters), among others. Many such predicates have been satisfied; others are being fulfilled.

Of note and by way of example, there are two lines of credit related to the ODRAS project that appear promising in the relatively short term. And recently we’ve applied to a government equity fund aimed at the Gaungdong Province agriculture industry for what amounts to funding in exchange for an equity stake, repayable in five years at a negotiated sum. In this case, the mission of the fund ties very well to our industry, aims, and assets. Discussions have led to a game plan to meet many predicated contingencies, so optimism is best contained until milestone steps are met.

We satisfied a major hurdle to a large longer-term loan by procuring collateral in a form acceptable to the bank. While we remain cautiously sanguine in its pursuit of long-term debt (and/or new preferred equity), with the intended use of funds to create sustainable profitability on a larger scale, at this point I feel we need to contain optimistic communication to shareholders until a deal is signed.

Another arena for potential significant incremental growth is Capital Award’s project development business. We are in active talks with two credible organizations, one in India and one in Malaysia. Our thinking is that one project will start in late 2019, but it is too early to add anything to projections. However, the point – one consistent with SIAF’s overall current business approach – is that maintaining a conservative approach to expenses and/or accumulating assets leads to a solid basis from which we can add incremental revenue with limited risk, while likely increasing further rewards thereafter because of the efforts.

Financials

The Company earned $.46 per share in 2018, and made some progress in paying down what we’ve called “legacy debt;” that is, loans and other payables that were for the vast part incurred before mid 2017, and were justified by the then current business prospects and scale.

As noted in the prepared remarks, and elaborated upon in the Q & A, the Company made significant progress resetting its priorities and preparing existing infrastructure to produce revenue gains in 2019, modest in magnitude, with upside potential if and when investment capital is procured. In addition, the trading business was initiated in late 2018, set to earn incremental revenue. Likewise, though too early to rely on, Capital Award has the potential to provide incremental revenue gains as well, if foreign contracts for project development are completed.

Revenue

Revenue in 2018 was $141.7M, a decrease of $56.5M, or 28%, from 2017. The decrease is mainly due to eliminating the slaughterhouse business and downsizing the rest of SJAP’s operations until such time as general market conditions improve.

Business Segment Revenue

This following table breaks down revenue for the fourth quarter and full year by business segment:

Revenue (USD M)	Q4 '18	Q4 '17%		12M '18	12M '17
Integrated Cattle Farm (SJAP)	4,2	15,4	-73%	19,2	77,2
Organic Fertilizer (HSA)	2,4	1,8	36%	9,7	7,2
Cattle Farms (MEIJI)	10,5	-2,7	-488%	29,6	20,4
Plantation	0,5	1,1	-50%	3,6	4,6
Seafood & Meat Trading	16,5	15,0	10%	68,5	71,8
Sale of goods total	34,1	30,6	11%	130,5	181,2

Aquaculture	1,1	0,8	34%	11,1	17,0
Cattle Farms	-	-	n.a.	-	-
Seafood & Meat Trading	-	-	n.a.	-	-
Project development total	1,1	0,8	34%	11,1	17,0
Group total	35,2	31,4	12%	141,7	198,2

The impact of changes at SJAP is clear, with continued declining revenue for the year and quarter. The business segment did, however, report a small standalone profit.

In the fourth quarter, with the exception of the HU plantation, all other business segments demonstrated stable or growing year over year revenue performance. Tri-way contributed USD 14.25M to net income in 2018, an increase of 19%.

Gross Profits

Overall, gross profits were USD 21.7M for 2018, versus USD 19.6 in 2017. For the fourth quarter, gross profits were USD 3.9M versus a loss of USD 7.9M in the fourth quarter of 2017, when the slaughterhouse business was written off.

The Company believes that for most segments, revenue and profit margins will improve organically in 2019, assuming underlying market conditions remain stable.

Income Statement

Looking at the Income Statement, net fully diluted earnings per share were $.18 in Q4 2018 versus. a loss of $1.04 in Q4 2017. Full year 2018 net fully diluted earnings per share were $.46 versus a loss of UDS .59 in 2017. The losses in 2017 were due to write offs.

At this stage, for the most part, we expect marginally improving operational performance due to actions taken to counter headwinds that impeded operations in the past, and would have continued in the upcoming quarters, save actions taken during late 2017 and throughout 2018. Financial challenges of the transition in the form of legacy debt were reduced during 2018 but remain to be dealt with in 2019, with major variables, such as outside funding remaining unconcluded.

Balance Sheet

Looking at the balance sheet, as of December 31, 2018, the Company had net working capital of USD 175M; an increase of USD 6M from the end of 2017, reflecting more disciplined operational focus.

As of December 31, 2018 stockholders’ equity was $628.7M.